Exhibit 10.4

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”), dated as of September 18, 2014 (the “Effective Date”), is made by and between SpendSmart Networks, Inc., a corporation organized under the laws of the state of Delaware (the “Company”) and Bryan Sarlitt (the “Consultant”). Each of the Company and the Consultant are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, on even date herewith, the Company, the Company’s subsidiary SpendSmart Payments Network, Inc., a California corporation, (“Subsidiary”), TechXpress, Inc., a California corporation (“TechXpress”) controlled by Consultant, and Consultant entered into an asset purchase agreement (the “Asset Purchase Agreement”) whereby the Subsidiary acquired certain assets from TechXpress related to designing, developing, and hosting eCommerce websites, as further defined in the Asset Purchase Agreement (“Web Assets”);

WHEREAS, in conjunction with the execution of this Agreement and the Asset Purchase Agreement, the Company loaned $410,000 to Tim Snyder to facilitate the purchase of certain other assets of TechXpress (the “Snyder Loan”);

WHEREAS, in conjunction with the Asset Purchase Agreement, the Company wishes to engage the Consultant, and the Consultant wishes to accept such engagement, on the terms set forth below, effective as of the date first listed above;

NOW, THEREFORE, in consideration of the foregoing premises, and the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the Parties, intending to be legally bound, hereby agree as follows:

1. Services. The Company hereby engages Consultant and Consultant hereby accepts such engagement, as an independent contractor to provide certain services to the Company on the terms and conditions set forth on Schedule 1 (the “Services”). Unless otherwise set forth in Schedule 1, Consultant shall furnish, at his own expense, the equipment, supplies and other materials used to perform the Services. The Company shall provide Consultant with access to its premises and equipment to the extent necessary for the performance of the Services. Consultant shall have no obligation to conduct the Services on the Company’s premises. To the extent Consultant performs any Services on the Company's premises or using the Company's equipment, Consultant shall comply with all applicable policies of the Company relating to business and office conduct, health and safety and use of the Company's facilities, supplies, information technology, equipment, networks and other resources.

2. Term. The term of this Agreement shall commence on the first day of the Company’s fiscal quarter first beginning after the Effective Date and shall continue for a total of four (4) total consecutive three (3) month quarters, unless earlier terminated in accordance with Section 10. Any extension or renewal of the term will be subject to mutual written agreement between the parties.

3. Fees and Expenses.

(a) The Company shall pay the Consultant a fee as set forth in Schedule 2a (the “Consulting Fee”).

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(b) Audit Rights. The Company shall maintain complete and accurate books of account and records of the revenues of the Web Assets, which books of account and records shall be maintained by the Company for at least twelve (12) months after the expiration of this Agreement. If Consultant fails to earn the Consulting Fee, Consultant shall have the right, at Consultant's cost, after reasonable notice to the Company, to inspect the Company's books, records and supporting documents concerning the financial performance of Web Assets. In connection with any such inspection by Consultant, the Company and Consultant shall reasonably cooperate with each other so that such inspection can be performed pursuant to a mutually acceptable schedule, in an expeditious manner and without undue interference with the operation and management of the Company. If after such inspection and/or request for documentation, Consultant still disputes the amount and calculation of the Consulting Fee, Consultant shall have the right to cause an independent certified public accountant mutually acceptable to the Company and Consultant, at Consultant's cost, to complete an audit of the Company's books and records as they relate to the Web Assets to determine the revenue of the Web Assets and the Consulting Fee due Consultant. Such audit by the accountant shall be final and binding upon the Company and Consultant. If such audit reveals that the Web Assets generated revenues equal to 70% of the Revenue Target, as set forth on Schedule 2a, then within thirty (30) days after the results of such audit are made available to the Company, the Company shall pay to Consultant the Consulting Fee set forth in Schedule 2a. If the audit reveals that the revenues generated by the Web Assets failed to reach a minimum of 70% of the Revenue Target as measured over the rolling four quarter time period, Consultant shall not be entitled to receive any of the Consulting Fee. Consultant agrees to pay the cost of such audit, provided however that if it is subsequently determined that the Company's original calculation of revenues generated by the Web Assets reflected a shortfall of greater than 5% and such miscalculation resulted in a calculation which reflected that the Web Assets failed to reach a minimum of 70% of the Revenue Target, then the Company shall pay for the audit.

(c) The Company shall pay the Consulting Fee within forty-five (45) days following the Company’s fiscal quarter end, as set forth in Schedule 2a. If any payment due Consultant is late, except in the event of a dispute relating to the Revenue Target as set forth in Section 3(b) of this Agreement, Company agrees to pay a late fee payment equal to 10% of the total amount the Company failed to pay. Such late fee payment shall be paid in cash and shall not be payable in stock compensation. Failure to pay the consideration and/or late fee, if due shall be deemed a material breach of this Agreement.

(d) Notwithstanding any provision contained in this Agreement, if any payments owed pursuant the Snyder Loan, as may be amended by the parties to the Snyder Loan, are not made for any reason whatsoever, the Company shall have no obligation to make any further Consulting Fee payments and Consultant shall not be entitled to receive any further Consulting Fee payments, until such time as all payments owed to the Company pursuant to the Snyder Loan are received, at which time the Consulting Fee otherwise due Consultant shall be due and payable to Consultant pursuant to this Agreement within a reasonable time period.

4. Relationship of the Parties.

(a) Consultant shall be an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between Consultant and the Company for any purpose. Consultant shall have no authority (and shall not hold himself out as having authority) to bind the Company and Consultant shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent.

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(b) Without limiting Section 4(a), Consultant will not be eligible under this Agreement to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker’s compensation insurance on Consultant’s behalf. Consultant shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest.

5. Intellectual Property Rights.

(a) The Company is and shall be, the sole and exclusive owner of all right, title and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement, including but not limited to all deliverables which shall include, but not be limited to, all reports, conclusions, recommendations, analyses and other materials developed, generated or produced by Consultant (collectively, the “Deliverables”), including all patents, copyrights, trademarks, trade secrets and other intellectual property rights (collectively “Intellectual Property Rights”) therein. Consultant agree that the Deliverables are hereby deemed a “work made for hire” as defined in 17 U.S.C. § 101 for the Company. If, for any reason, any of the Deliverables do not constitute a “work made for hire,” Consultant hereby irrevocably assigns to the Company, in each case without additional consideration, all right, title and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights therein.

(b) Any assignment of copyrights under this Agreement includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights” (collectively, “Moral Rights”). Consultant hereby irrevocably waives, to the extent permitted by applicable law, any and all claims Consultant may now or hereafter have in any jurisdiction to any Moral Rights with respect to the Deliverables.

(c) Consultant shall make full and prompt disclosure to the Company of any inventions or processes, as such terms are defined in 35 U.S.C. § 100 (the Patent Act), made or conceived by Consultant alone or with others during the Term pursuant to the Services provided in Schedule 1, whether such inventions or processes are patentable or protected as trade secrets and whether or not such inventions or processes are made or conceived during normal working hours or on the premises of the Company. Consultant shall not disclose to any third party the nature or details of any such inventions or processes without the prior written consent of the Company.

(d) Upon the request of the Company, Consultant shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist the Company to prosecute, register, perfect, record or enforce its rights in any Deliverables. If the Company is unable, after reasonable effort, to obtain Consultant’s signature on any such documents, Consultant hereby irrevocably designate and appoint the Company as its agent and attorney-in-fact, to act for and on Consultant’s behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other intellectual property protected related to the Deliverables with the same legal force and effect as if Consultant had executed them. Consultant agrees that this power of attorney is coupled with an interest.

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6. Confidentiality.

(a) Consultant acknowledges that he will have access to information that is treated as confidential and proprietary by the Company, including, without limitation, all information, in any form, relating to the business, plans and/or technology of the Company including, but not limited to all information concerning the Company’s products, services, fees, methodologies, business activities, marketing plans, business outlook, results of operations, trade secrets, intellectual property, techniques, strategies, other proprietary information and third party confidential information and the like; (collectively, the “Confidential Information”). Any Confidential Information that Consultant develops in connection with the Services, including but not limited to any Deliverables, shall be subject to the terms and conditions of this paragraph. Consultant agrees to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. Consultant shall notify the Company immediately in the event Consultant becomes aware of any loss or disclosure of any Confidential Information. Confidential Information shall not include information that: (i) is or becomes generally available to the public other than through Consultant’s breach of this Agreement; or (ii) is communicated to Consultant by a third party that had no confidentiality obligations with respect to such information.

(b) Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. Consultant agrees to provide written notice of any such order to an authorized officer of the Company within three days of receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company’s sole discretion.

7. Representations and Warranties.

(a) Consultant represents and warrants to the Company that: (i) Consultant has the right to enter into this Agreement, to grant the rights granted herein and to perform fully all of his obligations in this Agreement; (ii) Consultant is entering into this Agreement with the Company and his performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which he is subject; (iii) Consultant shall perform the Services in compliance with all applicable federal, state and local laws and regulations; (iv) The Company will receive good and valid title to all Deliverables, free and clear of all encumbrances and liens of any kind pursuant to the Asset Purchase Agreement; and (vi) All Deliverables are and shall be Consultant’s original work (except for material in the public domain or provided by the Company) and do not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation or other entity.

(b) The Company hereby represents and warrants to Consultant that: (i) the Company has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; and (ii) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.

8. Indemnification. Consultant shall defend, indemnify and hold harmless the Company and its affiliates and their officers, directors, employees, agents, successors and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from: (i) bodily injury, death of any person or damage to real or tangible, personal property resulting from Consultant’s acts or omissions; and Consultant’s breach of any representation, warranty or obligation under this Agreement. The Company may satisfy such indemnity (in whole or in part) by way of deduction from the Consulting Fee owed pursuant to this Agreement.

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9. Termination. The Company may terminate this Agreement, effective immediately upon written notice to Consultant upon a material breach of any provision of this Agreement. Upon expiration or termination of this Agreement, or at any other time upon the Company’s written request, Consultant shall promptly: (i) deliver to the Company all Deliverables (whether complete or incomplete) and all hardware, software, tools, equipment or other materials provided for Consultant’s use by the Company; (ii) deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating or based on the Confidential Information; (iii) permanently erase all of the Confidential Information from Consultant’s computer systems; and (iv) certify in writing to the Company that Consultant has complied with the requirements of this Section 9.

10. Equitable Relief. Consultant agrees that any breach or threatened breach of Sections 5 and 6 above by him would cause irreparable damage to the Company and that, in the event of such breach or threatened breach, the Company shall, in addition to any and all remedies of law, be entitled to an injunction, specific performance or other equitable relief (without the posting of a bond or other security) to prevent the violation or threatened violation of Consultant’s obligations hereunder.

11. Other Business Activities. Consultant may be engaged or employed in any other business, trade, profession or other activity which does not place Consultant in a conflict of interest with the Company; provided, that, during the Term, Consultant shall not be engaged in any business activities that compete with the business of the Company without the Company’s prior written consent to be given or withheld in its sole discretion.

12. Restricted Activities. During the Term and for a period of two (2) years thereafter, Consultant will not, directly or indirectly: (i) solicit or request any employee of or consultant to the Company to leave the employ of or cease consulting for the Company; (ii) solicit or request any employee of or consultant to the Company to join the employ of, or begin consulting for, any individual or entity that researches, develops, markets or sells products that compete with those of the Company; (iii) solicit or request any individual or entity that researches, develops, markets or sells products that compete with those of the Company, to employ or retain as a consultant any employee or consultant of the Company; or (iv) induce or attempt to induce any supplier or vendor of the Company to terminate or breach any written or oral agreement or understanding with the Company or to cease or alter the way it does business with the Company.

13. Material Non-Public Information. Consultant hereby acknowledges that (a) the Company’s Confidential Information which may be furnished to the Consultant by the Company may contain material non-public information regarding the Company, and (b) it is aware that the United States securities laws prohibit any person who has received from an issuer material non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

14. Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, legal representative and assigns. Notwithstanding the foregoing, except for assignment of rights due to death of consultant, via will or revocable trust to which the rights are assigned, Consultant shall not assign any rights, or delegate or subcontract any obligations, under this Agreement without the Company’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time.

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15. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof.

16. Amendments. This Agreement may be amended or modified, in whole or in part, only by an instrument in writing signed by all parties hereto.

17. Notices. Any notices or other communications required hereunder shall be in writing and shall be deemed given when delivered in person or when mailed, by certified or registered first class mail, postage prepaid, return receipt requested, addressed to the parties at their addresses specified in the preamble to this Agreement or to such other addresses of which a party shall have notified the others in accordance with the provisions of this Section 17.

18. Governing Law; Submission to Jurisdiction. The validity, construction and performance of this Agreement shall be governed and construed in accordance with the laws of the State of California applicable to contracts made and to be wholly performed within such state, without giving effect to any conflict of laws provisions thereof. The Federal and state courts with jurisdiction over San Luis Obispo County, California shall have sole and exclusive jurisdiction over any disputes arising under the terms of this Agreement and the parties hereto hereby consent to the exclusive jurisdiction of such courts for these purposes.

19. Attorney’s Fees. If either party alleges a breach of this Agreement by the other, whether or not required to bring an action to enforce its rights, the prevailing party in such action shall be entitled to its costs, including attorneys’ fees related to the dispute, whether incurred prior to or after filing of the action.

20. Survival. The payment and late fee provisions of Section 3 and the provisions of Sections 5, 6, 7, 8, 10, 12, and 18, and 19 of this Agreement shall survive the expiration of the Term or the termination of this Agreement. This Agreement supersedes all prior agreements, written or oral, between the Company and the Consultant relating to the subject matter of this Agreement.

21. Counterparts. This Agreement may be executed in a number of counterparts, including by facsimile or other electronic means, each of which shall be deemed to be an original as of those whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more of the counterparts hereof, individually or taken together, are signed by all the Parties.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

SPENDSMART NETWORKS, INC.		CONSULTANT

By:	/s/ Alex Minicucci	By: /s/ Bryan A. Sarlitt
Name:	Alex Minicucci	Name: Bryan Sarlitt
Title:	Chief Executive Officer

Dated:	September 18, 2014	Dated: September 18, 2014

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